                                                                   Exhibit 10.1

                           MAROON BELLS CAPITAL, L.L.C.
                           450 SANSOME STREET, SUITE 1550
                           SAN FRANCISCO, CALIFORNIA 94111
                           TEL (415) 393-0724 FAX (415) 393-0721

January 29, 2001

Optika Investment Company, Inc.
c/o Nathan Drage Law Firm
6975 South Union Park Center, Suite 600
Midvale, UT 84047
Attention: Robert Wallace

Gentlemen:

When executed by the undersigned where indicated below, this letter will form an Advisory Agreement (the "Agreement") for the 24-month period commencing February 2, 2001 between Maroon Bells Capital, L.L.C. a Delaware limited liability company ("MBC") and Optika Investment Company, Inc. ("Optika") whereby MBC will provide certain advisory services to Optika on a non-exclusive basis, including general corporate advisory and business development services.

MBC will devote a portion of its professional resources to Optika during the course of this agreement; Optika acknowledges that it is engaging MBC on a best efforts basis.

A. ADVISORY SERVICES TO BE PERFORMED FOR OPTIKA BY MBC.

1. GENERAL CORPORATE ADVISORY SERVICES. MBC will provide as needed, Optika with advice in connection with (i) acquisition of an initial operating business, including analysis of its business plan and strategy, due diligence, structuring and negotiation, and financial strategic alternatives, (ii) review and analysis of business plans, corporate materials, and investor relations materials for distribution to prospective investors, (iii) the acquisition, development and retention of human resources, and the development and implementation of an effective and flexible organizational design, and development and implementation of effective and compliant Human Resource policies, practices and associated employee handbooks; (iv) recruitment for Board and/or other senior positions as requested, and (v) Merger and acquisition identification, analysis and structuring. MBC will also assist Optika on an on-going, non-exclusive basis in identifying placement agents, underwriters, lenders and other sources of financing during the term of this Agreement, as needed.

COMPENSATION: As consideration to MBC for the commencement of services hereunder, Optika agrees to (i) pay to MBC the sum of $20,000 per month, commencing upon the signing by both parties of this advisory agreement; provided that Optika may, at its option, pay MBC $15,000 per month and accrue $5,000 per month for the earlier of 6 months or until the Company has raised an aggregate of $5 million in equity; and (ii) issue MBC warrants to purchase 500,000 shares of common stock of Optika at an initial price of $1.5 0 per share, with an exercise term of ten (10) years. The warrants will contain customary anti-dilution and other protections. The warrants will vest and become exercisable upon closing of an acquisition or merger with another company or

Optika Investment Company, Inc.
January 29, 2001
Page 2


companies, which has annual revenues of $ 1,000,000, or has an aggregate acquisition value of at least $10,000,000.

2. FINANCIAL ADVISORY SERVICES: MBC may identify and contact, on anon-exclusive basis, certain venture capital, underwriters and investment banking companies and other strategic investors that may provide Optika with financing or that may agree to assist Optika in equity or debt offerings. MBC will regularly inform Optika regarding the status of these MBC financing contacts.

COMPENSATION: Optika agrees to pay to MBC at Closing in cash a Financing Success Fee, equal to (a) 10% of gross proceeds from equity financings and/or (b) 1.5% of gross proceeds of debt financings completed by one or more of the underwriters or placement agents introduced to Optika by MBC. In addition, Optika agrees to pay to MBC or its assignees any compensation due to MBC for its assistance in identifying prospective investors in Optika, pursuant to the placement terms and conditions of Optika Offering Memorandums.

3. MERGER AND ACQUISITION SERVICES. MBC will assist Optika in identifying potential merger and/or acquisition candidates. MBC will assist in contacting pre-approved target companies and in structuring such transactions.

COMPENSATION: Optika agrees to pay to MBC at Closing in cash (or other like-kind compensation acceptable to MBC) an M&A Success Fee according to a Lehman Formula based on the value of the transaction as follows: 5% of the first $1 million in value, 4% of the second $1 million in value, 3% of the third $1 million in value, 2% of the fourth $1 million in value and 1% of all value thereafter. In the event that Optika closes an M&A transaction resulting from a contact of MBC with a value of $5 million or greater, MBC will receive at closing a performance bonus of $100,000 (one hundred thousand dollars) payable in cash or like kind compensation, at the discretion of MBC.

4. GENERAL BUSINESS DEVELOPMENT SERVICES. MBC will assist Optika, on a best efforts basis, in the identification of new U.S. and international business development opportunities including but not limited to (i) new marketing and distribution channels, (ii) new strategic marketing, comarketing, OEM or private label agreements, or (iii) new technology, hardware or software partners or equipment.

COMPENSATION: MBC and Optika agree to negotiate in good faith, in advance, a compensation schedule for Business Development Services provided by MBC on a case-by-case basis. In general Maroon Bells will expect a fee of approximately 2.5% of the revenues for a period of one year, which compensation shall survive termination of this Advisory Agreement.

5. RECRUITMENT SERVICES: MBC will provide Optika search and/or recruitment services for assistance in filling its CEO position, for any position reporting to the CEO or COO or for Board of Directors positions.

COMPENSATION: MBC will be compensated at the rate of 15% of the first full year total targeted cash compensation for a full time position and $25,000 for Board of Director positions.

Optika Investment Company, Inc.
January 29, 2001
Page 3



6. EQUIPMENT LEASING, LINES OF CREDIT, EQUIPMENT FINANCING AND OTHER DEBT OR CREDIT FACILITIES. MBC may from time to time assist Optika in securing equipment leases or other equipment financing structures.

COMPENSATION: MBC and Optika agree to negotiate in good faith, in advance, a compensation schedule for Equipment Financing Services provided by MBC on a case-by-case basis, with an understanding that such compensation will be a minimum of 1.5 percent of total lease/credit facilities utilized by Optika, including any debt or convertible debt financing arranged for or provided by MBC.

B. EXPENSES

Optika agrees to reimburse MBC upon request for reasonable out-of-pocket travel expenses related to MBC's performance of the services described in this Agreement (i.e. travel and lodging for MBC professionals to destinations where Optika has requested or approved the presence of MBC professionals). Optika further agrees to reimburse MBC for expenses incurred on behalf of Optika prior to January 29, 2000 in an amount not to exceed $25,000.

C. TERM OF AGREEMENT

The term of this Agreement shall commence on February 2, 2001 and shall be in effect for 24 months, automatically renewable for an additional 12 months unless terminated in writing by Optika. MBC's compensation shall survive termination of this Agreement for a period of twelve (12) months from the termination date if Optika enters into a transaction described in paragraphs 2, 3, 4, 5 or 6 during such time.

D. INDEMNIFICATION

MBC and Optika agree to indemnify and hold each other harmless against claims resulting from actions or omissions in connection with this engagement or arising out of willful misstatement of material facts by the other party or its affiliates or representatives.

E. GOVERNING LAW

This Agreement shall be governed by the laws of the State of California.

F. SIGNATURES

By their authorized signatures below, MBC and Optika do agree to be bound by the terms of this Agreement. This Agreement may be signed in counterparts, including fax signatures. Changes in the terms and conditions of this Agreement may be enacted only with mutual written consent.

Optika Investment Company, Inc.
January 29, 2001
Page 4



G.  ACCEPTANCE OR REJECTION BY OPTIKA

Optika shall have the exclusive right, in its sole discretion, to accept or reject any business opportunity, credit facility, investment or advise presented, discovered or procured by MBC pursuant to this agreement. In the event of a rejection by Optika, for any reason, MBC shall not be entitled to any of the compensation that would have been payable hereunder if the transaction had been consummated. MBC is, furthermore, not authorized to enter into any agreements with any person or entity on behalf of Optika.

H.  CONFIDENTIALITY

In the course of rendering the services provided for in this Agreement, MBC will learn and may develop information which is considered by Optika to be confidential. MBC agrees not to use or disclose such confidential information, except for the purpose of performing its duties hereunder, without the express written consent of Optika.

ACCEPTED FOR OPTIKA INVESTMENT COMPANY, INC.


/s/ Robert Wallace
----------------------------------------
Robert Wallace, President


ACCEPTED FOR MAROON BELLS CAPITAL L.L.C.


/s/ William C. Gibbs
----------------------------------------
William C. Gibbs, Managing Director